Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Capital One Financial Corporation 1994 Stock Incentive Plan of our report dated January 16, 2001, except for Note E as to which the date is February 6, 2001, with respect to the consolidated financial statements of Capital One Financial Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

McLean, Virginia

November 2, 2001